Exhibit 99.1

Personalis and Tempus Announce Expanded Collaboration

Tempus invests $36 million by exercising warrants and purchasing additional shares

FREMONT, Calif. – August 16, 2024 – Personalis, Inc. (Nasdaq: PSNL) and Tempus AI, Inc. (Nasdaq: TEM) announced today that the companies have expanded their commercial relationship. The companies agreed in November 2023 to collaborate and bring ultra-sensitive MRD testing to market and launched their efforts at the recent ASCO meeting. Tempus is serving as exclusive commercial partner for Personalis’ ultra-sensitive tumor-informed MRD product for broad patient adoption in breast and lung cancers, and for immunotherapy monitoring across all solid tumors.

Following positive reaction and exceptionally strong demand, the companies have agreed to accelerate their efforts, expanding under the following key terms:

•	Tempus to accelerate its commercialization efforts over the first two years

•	Personalis to increase the quantity of patient samples it will accept over the corresponding period

•	Tempus to invest approximately $36 million into Personalis

“We are pleased that our early access program is proceeding well and demand is strong,” said Chris Hall, CEO of Personalis. “We believe the expansion of the relationship with Tempus will allow us to better capitalize on the opportunity.”

Under the agreement, Tempus agreed to exercise its existing warrants to purchase 9.2 million shares of common stock in accordance with their terms at an average purchase price of $2.00 and to purchase an additional 3.5 million shares of common stock at a price per share of $5.07, which was the last reported closing price of Personalis’ common stock as reported on The Nasdaq Global Market on August 15, 2024, for a total investment of approximately $36 million in Personalis. As a result, Tempus will own approximately 19.3 percent of Personalis’ outstanding common stock following the closing of the transactions.

About Personalis, Inc.

At Personalis, we are transforming the active management of cancer through breakthrough personalized testing. We aim to drive a new paradigm for cancer management, guiding care from biopsy through the life of the patient. Our highly sensitive assays combine tumor-and-normal profiling with proprietary algorithms to deliver advanced insights even as cancer evolves over time. Our products are designed to detect minimal residual disease (MRD) and recurrence at the earliest time points, enable the selection of targeted therapies based on ultra-comprehensive genomic profiling, and enhance biomarker strategy for drug development. Personalis is based in Fremont, California. To learn more, visit www.personalis.com and connect with us on LinkedIn and X (Twitter).

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements in this press release that are not historical are “forward-looking statements” within the meaning of U.S. securities laws, including statements relating to the advantages of an expanded relationship with Tempus. Such forward-looking statements involve known and unknown risks and uncertainties and other factors that may cause actual results to differ materially from any anticipated results or expectations expressed or implied by such statements, including the risks, uncertainties and other factors that relate to Personalis’ achievement of milestones set forth in the collaboration and co-commercialization agreement with Tempus, including processing of the increased quantity of patient samples, and the success of Tempus’ sales and marketing efforts, including acceleration of Tempus’ commercialization efforts. These and other potential risks and uncertainties that could cause actual results to differ materially from the results predicted in these forward-looking statements are described under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Personalis’ Annual Report on Form 10-K for the year ended December 31, 2023, filed with the Securities and Exchange Commission (SEC) on February 28, 2024, and its Quarterly Report on Form 10-Q for the quarter ended June 30, 2024, filed with the SEC on August 7, 2024. All information provided in this release is as of the date of this press release, and any forward-looking statements contained herein are based on assumptions that we believe to be reasonable as of this date. Undue reliance should not be placed on the forward-looking statements in this press release, which are based on information available to us on the date hereof. Personalis undertakes no duty to update this information unless required by law.

Contacts

Investors:

Caroline Corner

investors@personalis.com

415-202-5678

Media:

pr@personalis.com

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